EXHIBIT 10.43


               MUTUAL RELEASE AND SETTLEMENT AGREEMENT

                             dated as of

                         September 30, 2007

                               between

                    CRYSTAL PARADISE HOLDINGS, INC.

                                 and

                        AMCON DISTRIBUTING CO.
                         TRINITY SPRINGS, INC.


              MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement ("Agreement") is dated September 30, 2007 (the "Effective Date"), by and between Crystal Paradise Holdings, Inc., an Idaho corporation, also known as Trinity Springs, Ltd. ("CPH"), AMCON Distributing Co., a Delaware corporation ("AMCON"), and Trinity Springs, Inc., a Delaware corporation ("TSI"). CPH, AMCON, and TSI may each be referred to as a "Party" or collectively as the "Parties."

                               RECITALS

A. On December 21, 2006, CPH filed an action against TSI and AMCON in the Fourth Judicial District of the State of Idaho (the "Court") (Case No. CV 06-1034) (the "Lawsuit"). CPH asserted claims for (i) foreclosure; (ii) breach of the asset purchase agreement between the Parties dated April 24, 2004, as amended (the "2004 Purchase Agreement"), and related promissory notes and water royalty obligations; (iii) quantum meruit; (iv) unjust enrichment; and (v) collection and enforcement of its security interest. In addition, CPH sought a declaratory judgment that: (i) AMCON and TSI are obligated to perform under the 2004 Purchase Agreement and other agreements related to the asset purchase transaction; (ii) the actions of AMCON and TSI constituted events of default; (iii) TSI has not cured the events of default; (iv) TSI's obligations are accelerated under certain promissory notes; and (v) AMCON is liable to CPH under a guaranty and suretyship agreement for all amounts owing to CPH under the 2004 Purchase Agreement and related agreements.

B. On May 29, 2007, TSI and AMCON responded and filed counterclaims against CPH in the Lawsuit for (i) breach of the 2004 Purchase Agreement; (ii) breach of the implied covenant of good faith and fair dealing; (iii) fraudulent misrepresentation; (iv) fraudulent inducement of AMCON; (v) breach of representations and warranties in the 2004 Purchase Agreement; (vi) negligence; (vii) unjust enrichment; and (viii) setoff for failure to mitigate damages. In addition, AMCON and TSI sought a declaratory judgment that (i) the 2004 Purchase Agreement is unenforceable against the parties, (ii) AMCON and TSI are excused from performance under the 2004 Purchase agreement, and (iii) CPH, TSI, and AMCON are required to return each other to their pre-contractual positions.

C. The Parties desire to dismiss the Lawsuit in its entirety with prejudice, settle all outstanding claims, and release the other
Parties from any claims and causes of action on the terms and conditions set forth herein.

                             AGREEMENT

The Parties, intending to be legally bound, agree as follows:


                             ARTICLE 1
                    OPTION TO ACQUIRE ASSETS

1.1  OPTION TO ACQUIRE ASSETS

Upon the terms and subject to the conditions set forth in this Agreement, TSI hereby grants to CPH the exclusive option (the "Option") to acquire from TSI, all of TSI's right, title, and interest in and to all of TSI's property and assets possessed by or for which TSI has any rights of ownership or use as of September 30, 2007, whether real, personal, or mixed, tangible and intangible, or every kind and description, wherever located, including the following (but excluding the Excluded Assets as set forth in Section 1.2) (collectively, the "Assets"), on an "AS IS, WHERE IS" basis, except as set forth in Section 3.1(f).

(a) All Real Property, including but not limited to the Real Property described in Schedule 1.1(a);

(b) All Tangible Personal Property, including but not limited to those items described in Schedule 1.1(b);

(c) The Raw Materials Inventories, including but not limited to the Raw Materials Inventories described in Schedule 1.1(c);

(d)  All TSI Contracts listed in Schedule 1.1(d);

(e) All data and Records in the possession of TSI or AMCON related to the operations of TSI or Trinity Springs, Ltd. ("TSLtd") including prior client and customer lists and Records, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, and other similar documents and Records;

(f)  All of the intangible rights and property of TSI, including
Intellectual Property Assets, goodwill, telephone, telecopy, and e-mail addresses and listings and those Marks, Copyrights, and Net Names listed in Schedule 1.1(f);

(g) All insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

(h) All claims of TSI and, to the extent applicable, of TSLtd against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including but not limited to all such claims listed in Schedule 1.1(h);

(i)  All of TSI's Water Rights; and

(j) All rights of TSI relating to deposits and prepaid expenses, claims for refunds and right to offset in respect thereof.

1.2  EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets will not be part of any assignment, transfer or delivery of Assets contemplated under this Agreement, are excluded from the Assets, shall remain the property of TSI from and after the Effective Date, and represent assets for which TSI shall have full rights of ownership or use, including but not limited to rights of disposition, after the Effective Date (the "Excluded Assets").

(a)  All cash and cash equivalents;

(b)  All minute books, stock Records, and corporate seals;

(c) Those rights relating to deposits and prepaid expenses, and claims for refunds and rights to offset in respect thereof specifically listed in Schedule 1.2(d);

(d)  All insurance policies with respect to TSI and rights thereunder;

(e) All personnel Records and other Records (including financial and accounting Records) that TSI is required by law to retain in its possession;

(f) All claims for refund of Taxes and other governmental charges of whatever nature;

(g) All rights of TSI under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement;

(h)  All of TSI's Net Operating Losses; and

  (i)  The additional assets of TSI specifically listed in Schedule
1.2(j).



1.3  LIABILITIES

(a) ASSUMED LIABILITIES. If CPH exercises the Option, CPH will assume and agree to discharge only the following "Assumed Liabilities." Except for the Assumed Liabilities, CPH will not assume and shall in no event be liable for (and TSI shall retain and pay, perform, or otherwise discharge) any debt, obligation, responsibility or Liability of TSI (which TSI shall retain and pay, perform or discharge before Closing).

  (i) the Liabilities of TSI that are due and payable with respect to acts or omissions occurring in the periods after the Closing Date under the TSI Contracts listed on Schedule 1.1(d);

  (ii) the Liabilities of TSI for acts or omissions occurring in the periods after the Closing Date under the Governmental Authorizations assigned to TSI;

  (iii) state and local real estate and personal property taxes and water and sewer use charges assessed on the Assets payable at any time after the Closing Date;

  (iv)  the Permitted Encumbrances; and

  (v) any liabilities arising solely from CPH's ownership and operation of the Assets after Closing.

(b) RETAINED LIABILITIES. From and after the Effective Date, TSI shall retain and before Closing pay, perform, or discharge the following Liabilities (the "Retained Liabilities"):

  (i) Secured promissory note payable to Allen D. Petersen in the principal amount of $1,000,000 dated December 14, 2004;

  (ii) Promissory note payable to Nebraska Distributing Co. in the principal amount of $500,000 dated March 30, 2005;

  (iii) Subordinated promissory note payable to Aristide Investments, L.P. in the principal amount of $250,000 dated August 8, 2005;

  (iv) Subordinated promissory note payable to Draupnir LLC in the principal amount of $250,000 dated August 8, 2005;

  (v) Subordinated promissory note payable to Draupnir LLC in the principal amount of $400,000 dated October 20, 2005;

  (vi) Subordinated promissory note payable to Draupnir LLC in the principal amount of $200,000 dated November 7, 2005;

  (vii) Subordinated promissory note payable to Draupnir LLC in the principal amount of $150,000 dated December 1, 2005;

  (viii) Trade accounts payable due and owed by TSI as of the Effective Effective Date totaling approximately $881,000, and all such trade accounts due and owed thereafter;

  (ix) Any amounts owed by TSI or AMCON to LaSalle Bank NA as of the Effective Date totaling approximately $1,000,000, and all such other amounts owed to LaSalle Bank NA owed thereafter;

  (x) Any amounts owed by TSI to AMCON as of the Effective Date totaling approximately $2,900,000, and all such amounts owed thereafter; and

  (xi) Any other Liability of TSI, whether known or unknown, contingent or absolute, other than the Assumed Liabilities.

1.4  OPTION PERIOD

(a) CPH may elect to exercise the Option, by providing written notice to TSI and AMCON at any time before 5:00 pm, MST, on August 31, 2008 (the "Initial Option Period").

(b) CPH shall have the right to extend the Option until 5:00 pm, MST, on March 31, 2009 (the "Option Expiration Date") by (i) providing written notice to TSI and AMCON before 5:00 pm, MST on August 31, 2008, and (ii) foregoing its right to payment of all interest accrued or to be accrued with respect to the period from the Effective Date through the Initial Option Period. If CPH does not provide written notice before the expiration of the Initial Option Period or the Option Expiration Date, as the case may be, the Option shall automatically terminate and CPH shall release its security interests as provided in Section 2.1(e).


                              ARTICLE 2
             CONSIDERATION FOR OPTION; MUTUAL RELEASES

2.1  CONSIDERATION FOR OPTION

(a) TERMINATION OF 2004 PURCHASE AGREEMENT. As of the Effective Date, the 2004 Purchase Agreement shall be terminated by mutual agreement of the Parties and none of the Parties shall have any further obligations, liabilities, or rights of any kind thereunder, including, without limitation, any water royalties and previously accrued payment obligations of any kind; provided that CPH shall be entitled to retain any and all funds otherwise received prior to the Effective Date pursuant to the 2004 Purchase Agreement.

(b) CANCELLATION OF EXISTING NOTES. As of the Effective Date, CPH shall unconditionally cancel and forever discharge TSI and AMCON from any unfulfilled obligations under (i) the Promissory Note made by TSI to the order of CPH in the principal amount of $500,000, dated June 17, 2004 (the "3-Year Note") and (ii) the Promissory Note made by TSI to the order of CPH in the principal amount of $2,828,400, dated June 17, 2004 (the "10-Year Note"). None of the Parties shall have any further obligations, liabilities, or rights of any kind thereunder. CPH shall deliver the original 3-Year Note and the original 10-Year Note promptly following the Effective Date with notations that each is cancelled and paid in full.

(c) ISSUANCE OF NEW NOTE. Concurrently with the execution and delivery of this Agreement, TSI shall issue to CPH a promissory note in the principal amount of Five Million Dollars ($5,000,000.00) and bearing interest at a rate of five percent (5%) per annum, compounded annually, which principal and accrued interest shall be due and payable on September 30, 2012, in the form attached to this Agreement as Exhibit A (the "Note").

(d) AMENDMENT OF GUARANTY. Concurrently with the execution and delivery of this Agreement, AMCON shall amend and restate that certain Guaranty and Suretyship Agreement dated June 17, 2004 to reflect AMCON's guarantee of payment in full of the principal and interest under the Note, in the form attached to this Agreement as Exhibit B (the "Guaranty").

(e) SECURITY AGREEMENT; SECURITY INSTRUMENTS. The Security Agreement between TSI and CPH dated June 17, 2004 (the "Security Agreement"), and the Mortgage granted by TSI to CPH dated June 17, 2004 (the "Mortgage," together with the Guaranty and Security Agreement, the "Security Instruments"), shall continue in full force and effect until the earlier of CPH's exercise of the Option or Option Expiration Date; provided that AMCON, TSI and CPH shall amend or replace such documents as may be necessary to reflect the terms of this Agreement, specifically the Option set forth herein, but only to the extent to which such amendment or replacement will not adversely affect the priority or other rights of CPH with respect to the Assets, it being the intention of AMCON, TSI and CPH that CPH continue in, or be placed in, a position with respect to other existing or potential creditors or other claimants that will ensure possession by CPH of the Assets upon exercise of the Option. In the event that CPH does not exercise the Option, promptly following the Option Expiration Date, CPH will release all of its security interests in the Assets.

(f) REDEMPTION OF TSI STOCK. As of the Effective Date, CPH shall transfer to TSI and TSI shall redeem from CPH all of the right, title and interest of CPH in and to the shares of common stock of TSI (the "Shares"). CPH shall transfer the Shares to TSI free and clear of any Encumbrance. CPH waives any right, option, right of first refusal, warrant, or any right to acquire shares of stock of other interest in TSI or AMCON. Promptly following the execution and delivery of this Agreement, CPH shall deliver to TSI the stock certificate representing the Shares, duly endorsed for transfer or a lost certificate affidavit in form reasonably acceptable to TSI, and a duly executed stock power to transfer and assign the Shares to TSI, in the form attached hereto as Exhibit C (the "Stock Power"), together with all other necessary endorsements, to TSI.

(g)  MUTUAL RELEASE OF CLAIMS.

  (i) Release by CPH. As of the Effective Date, CPH, on behalf of itself and its subsidiaries, predecessors and successors in interest (the "CPH Entities"), together with, but solely with respect to acts or omissions directly relating to their employment or other engagement by or contracts with one of the CPH Entities, all of its past, present, and future officers, directors, principals, stockholders, attorneys, insurers, agents, employees, representatives, and assigns (collectively with the CPH Entities, the "CPH Parties"), shall fully, finally, and forever discharge and release TSI, AMCON, and their respective subsidiaries, predecessors and successors in interest (the "AMCON Entities"), together with, but solely with respect to acts and omissions directly relating to their employment or other engagements by or contracts with one of the AMCON Entities, their respective past, present, and future officers, directors, principals, stockholders, attorneys, insurers, agents, employees, representatives, and assigns (collectively, with the AMCON Entities, the "AMCON Parties"), from any and all Damages (including general, special, compensatory, and punitive damages), Liabilities, and compensation of any kind or nature, whether based on contract, tort, strict liability, or other theory of recovery, whether known or unknown, which CPH or the CPH Parties now has or may have on account of, or in any way growing out of, or which is the subject of: (i) the Lawsuit, (ii) the 2004 Purchase Agreement (including the water royalties contemplated thereunder), the 3-Year Note, the 10-Year Note, the Security Instruments, and all other related documents executed in connection with the transactions contemplated in the 2004 Purchase Agreement (the "CPH Released Claims"), excluding only any claims arising out of any AMCON or TSI breach of the terms of this Agreement. Solely for the purpose of clarification and to correct any subsequent claims of ambiguity, TSI and AMCON understand and acknowledge that none of the CPH Parties is discharging or releasing any person or entity that previously had, currently has or may in the future have any employment, engagement or contractual relationship with any of the CPH Parties with respect to acts or omissions relating to or resulting from that relationship, including by way of example only, and without excluding other persons or entities, any employee or officer that previously worked for TSLtd, any previous TSLtd shareholder or any previous, current or subsequent professional services firm, such as Holland & Hart and Perkins Coie, engaged by any of the CPH Entities.

  (ii) Release by TSI and AMCON. As of the Effective Date, TSI and AMCON, on behalf of themselves and the other AMCON Parties, together with, but solely with respect to acts or omissions directly relating to their employment or other engagements by or contracts with one of the AMCON Parties, shall fully, finally, and forever discharge and release each of the CPH Parties from any and all Damages (including general, special, compensatory, and punitive damages), Liabilities, and compensation of any kind or nature, whether based on contract, tort, strict liability, or other theory of recovery, whether known or unknown, which any of the AMCON Parties now has or may have on account of, or in any way growing out of, or which is the subject of: (i) the Lawsuit, (ii) the 2004 Purchase Agreement, the 3-Year Note, the 10-Year Note, the Security Instruments, and all other related documents executed in connection with the transactions contemplated in the 2004 Purchase Agreement (the "AMCON Released Claims"), excluding only any claims arising out of CPH's breach of the terms of this Agreement and claims against the law firm of Perkins Coie. Solely for the purpose of clarification and to correct any subsequent claims of ambiguity, CPH understands and acknowledges that none of the AMCON Parties are discharging or releasing any person or entity that previously had, currently has or may in the future have any employment, engagement or contractual relationship with any of the AMCON Parties with respect to acts or omissions relating to or resulting from that relationship, including by way of example only, and without excluding other persons or entities, any employee or officer that previously or currently works with any of the AMCON Parties, any previous TSLtd shareholder or any previous, current or subsequent professional services firm, such as Holland & Hart or Perkins Coie, engaged by any of the AMCON Parties.

(h) COVENANT NOT TO SUE. The Parties shall not sue or commence any action at law, equity, or otherwise against each other for the CPH Released Claims or the AMCON Released Claims. The Parties, however, may sue or commence any action at law, equity, or otherwise against each other for any excluded claims, including any rights of the Parties pursuant to the Note, the Guaranty or the promises, covenants and commitments of each other under this Agreement.

  (i) LIABILITY CONTESTED AND DENIED. This settlement between the Parties as documented by this Agreement is a settlement of disputed claims between the Parties. Except as otherwise provided herein, nothing contained in this Agreement shall constitute an admission of fault or liability by any Party on any claim asserted or alleged. The Parties intend by this Agreement to fully, finally, and forever resolve certain claims, and the Parties intend only to avoid further litigation. This Agreement and the consideration provided are made and accepted in good faith with the understanding by the Parties of the risks attendant to litigation.


                            ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF TSI AND AMCON

3.1  TSI REPRESENTATIONS AND WARRANTIES

TSI represents and warrants to CPH as follows (which representations shall be made as of the Effective Date and shall be deemed to be made again at and as of the Closing):

(a) ORGANIZATION AND GOOD STANDING. TSI is a corporation duly organized, validly existing and in good standing under the laws of Delaware. TSI is duly qualified to do business as a foreign corporation and is in good standing under the laws of Idaho.

(b) ENFORCEABILITY; AUTHORITY. This Agreement has been duly authorized, executed and delivered by TSI and is the legal, valid and binding obligation of TSI, enforceable against TSI in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). TSI has the right, power and authority to execute and deliver this Agreement and all other documents to be signed and delivered by TSI on signing and at the Closing, and to perform its obligations thereunder. TSI is not required to obtain the Consent from any Person in connection with the execution and delivery of this Agreement and all other documents to be signed and delivered by TSI or the consummation or performance of any of the Contemplated Transactions.

(c) CERTAIN PROCEEDINGS. There is no pending or threatened Proceeding that challenges, or that may have the effect of preventing or making illegal, any of the Contemplated Transactions. To the best of TSI's Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(d) NO CONFLICT. Neither the execution and delivery by TSI of this Agreement nor the consummation by it of the Contemplated Transactions will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of any contract, agreement, or instrument, or any judgment, order, injunction, or decree by which TSI is bound, or to which the Assets are subject.

(e) NO ASSIGNMENT OF CLAIMS. TSI has not made, nor caused to be made, any assignment or transfer of any of their claims or causes of action covered by the releases in Section 2.1(g)(ii).

(f) TITLE TO THE ASSETS. TSI owns good and marketable title to Assets, free and clear of any Encumbrances, other than Permitted Encumbrances and with respect to any Encumbrances in favor of CPH or its shareholders or arising from or related to the Lawsuit or the previous lawsuit (Case No. 04-506 in the Fifth Judicial District of the State of Idaho). Without limiting the generality of the foregoing, there are no leases, licenses, occupancy or related agreements or tenancies affecting the Real Property. TSI has not granted, other than to CPH, any outstanding option, right of first refusal or any other right with respect to the purchase of all or any portion of the Real Property.

3.2  AMCON REPRESENTATIONS AND WARRANTIES

AMCON represents and warrants to CPH as follows (which representations shall be made as of the Effective Date and shall be deemed to be made again at and as of the Closing):

(a) ORGANIZATION AND GOOD STANDING. AMCON is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b) ENFORCEABILITY; AUTHORITY. This Agreement has been duly authorized, executed and delivered by AMCON and is the legal, valid and binding obligation of AMCON, enforceable against AMCON in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). AMCON has the right, power, and authority to execute and deliver this Agreement and all other documents to be signed and delivered by AMCON on signing and at the Closing, and to perform its obligations thereunder. AMCON is not required to obtain the Consent from any Person in connection with the execution and delivery of this Agreement and all other documents to be signed and delivered by AMCON or the consummation or performance of any of the Contemplated Transactions.

(c) CERTAIN PROCEEDINGS. There is no pending or threatened Proceeding that challenges, or that may have the effect of preventing or making illegal, any of the Contemplated Transactions. To the best of AMCON's Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(d) NO CONFLICT. Neither the execution and delivery by AMCON of this Agreement nor the consummation by it of the Contemplated Transactions will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of any contract, agreement, or instrument, or any judgment, order, injunction, or decree by which AMCON is bound, or to which the Assets are subject.

(e) NO ASSIGNMENT OF CLAIMS. AMCON has not made, nor caused to be made, any assignment or transfer of any of their claims or causes of action covered by the releases in Section 2.1(g)(ii).

3.3  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, TSI AND AMCON MAKE NO REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED REGARDING THE ASSETS, ASSUMED LIABILITIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

Acknowledged and agreed:   TSI /s/AP   AMCON /s/ AP   CPH /s/ RB



                              ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF CPH

CPH represents and warrants to TSI as follows (which representations shall be made as of the Effective Date and shall be deemed to be made again at and as of the Closing):

4.1  ORGANIZATION AND GOOD STANDING

CPH is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, with full corporate power and authority to conduct its business as it is now conducted.

4.2  ENFORCEABILITY; AUTHORITY

This Agreement constitutes the legal, valid and binding obligation of CPH, enforceable against CPH in accordance with its terms except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). CPH has the right, power and authority to execute and deliver this Agreement and all other documents to be signed and delivered by CPH on signing or at the Closing, and to perform its obligations thereunder. CPH is not required to obtain the Consent from any Person in connection with the execution and delivery of this Agreement and all other documents to be signed and delivered by CPH or the consummation or performance of any of the Contemplated Transactions.

4.3  CERTAIN PROCEEDINGS

There is no pending or threatened Proceeding that challenges, or that may have the effect of preventing or making illegal, any of the Contemplated Transactions. To the Knowledge of CPH, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4  NO CONFLICT

Neither the execution and delivery by CPH of this Agreement nor the consummation by it of the Contemplated Transactions will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of any contract, agreement, or instrument, or any judgment, order, injunction, or decree by which CPH is bound.

4.5  NO ASSIGNMENT OF CLAIMS

Neither CPH nor any CPH Party has made, nor caused to be made, any assignment or transfer of any of their claims or causes of action covered by the releases in Section 2.1(g)(i).

4.6  BROKERS OR FINDERS

Neither CPH nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.


                              ARTICLE 5
                    COVENANTS OF TSI AND AMCON

5.1  ACCESS AND INVESTIGATION

Between the Effective Date and the earlier of the Closing Date and Option Expiration Date, and upon reasonable advance notice received from CPH, TSI and AMCON will cooperate and assist, to the extent reasonably requested by CPH, with CPH's investigation of the Assets. In addition, CPH shall have the right to have the Real Property, Tangible Personal Property and other Assets inspected by CPH and its Representatives, at CPH's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Assets.

5.2  MAINTENANCE OF ASSETS

Subject to any limitations on TSI's business operations or disclosures of TSI (in either case as expressly set forth in this Agreement or the schedules hereto), and with CPH's acknowledgement that TSI ceased operations in March 2006, between the Effective Date and the earlier of the Closing Date and Option Expiration Date, TSI shall, unless otherwise consented to in writing by CPH:

(a)  maintain the Assets in good order;

(b) comply in all material respects with all Legal Requirements and contractual obligations applicable to the Assets;

(c)  not dispose of any material Asset; and

(d)  maintain all books and Records of TSI relating to the Assets.

5.3  BULK SALES LAWS

CPH and TSI hereby waive compliance with the Bulk Sales Laws in connection with the Contemplated Transactions.

5.4  EMPLOYEES AND EMPLOYEE BENEFITS
Immediately before Closing, TSI will terminate all of its employees and will continue to have no employees through the Closing Date and shall remain obligated in respect of the following liabilities or obligations to such terminated employees: (i) all claims for compensation, (ii) claims under TSI benefit plans (including vacation time and sick leave), (iii) any failure to provide health continuation coverage, if any, required by applicable law to any employees who do not accept employment with CPH; (iv) all workers' compensation claims,
(v) all filings required in connection with the termination of employment by TSI of such employees and (vi) all other claims, responsibilities, obligations and other Liabilities associated with TSI's or AMCON's relationship with such employees.


                             ARTICLE 6
               CLOSING FOLLOWING EXERCISE OF OPTION

6.1  OBLIGATION TO TRANSFER ASSETS

If CPH exercises its Option prior to the Option Expiration Date, upon the terms and subject to the conditions set forth in this Agreement, TSI shall convey, assign, transfer and deliver to CPH, free and clear of any Encumbrances other than Permitted Encumbrances, all of TSI's right, title and interest in and to the Assets as set forth in Section 1.1.

6.2  TIME AND PLACE OF CLOSING

(a) Promptly following the exercise by CPH of the Option, the Parties shall set a time and date for closing (the "Closing" and "Closing
Date") no later than thirty (30) days after TSI's receipt of CPH's written notice.

(b) The Closing will take place at the offices of Holland & Hart LLP in Boise, Idaho, commencing at 10:00 a.m. (local time) on the Closing Date, unless CPH and TSI otherwise agree.

6.3  CONSIDERATION FOR TRANSFER OF ASSETS

(a) CANCELLATION OF NOTE. At Closing, CPH shall unconditionally cancel and forever discharge TSI and AMCON from any unfulfilled obligations, including without limitation the payment of any accrued interest, under the Note. None of the Parties shall have any further obligations, liabilities, or rights of any kind thereunder. CPH shall deliver the original Note at Closing with notations that each is cancelled and paid in full.

(b) TERMINATION OF GUARANTY. At Closing, the Guaranty shall be deemed terminated by mutual agreement of the Parties and none of the Parties shall have any further obligations, liabilities, or rights thereunder.

(c)  ASSUMPTION OF LIABILITIES.  CPH shall assume the Assumed
Liabilities as provided in Section 1.3(a).

6.4  CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)  TSI shall deliver to CPH:

  (i)  the Bill of Sale in the form of Exhibit D executed by TSI;

  (ii) the Assignment and Assumption Agreement in the form of Exhibit E executed by TSI;

  (iii) for each interest in Real Property, a recordable special warranty deed or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to CPH and its counsel and executed by TSI;

  (iv) assignments of all Intellectual Property Assets and separate Assignments of Copyrights, Patents, and Marks in the form of Exhibit F executed by TSI;

  (v) such other deeds, bills of sale, assignments, documents and other instruments of transfer and conveyance as may reasonably be requested by CPH in connection with the Water Rights, each in form and substance satisfactory to CPH and its legal counsel and executed by TSI; and

  (vi) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by CPH, each in form and substance satisfactory to CPH and its legal counsel and executed by TSI.

(b)  CPH shall deliver to TSI:

  (i) payment equal to all amounts paid by TSI with respect to the maintenance of the Anderson Ranch Reservoir Water Right from and after September 1, 2007;

  (ii) the cancelled Note and evidence of termination of the Guaranty;

  (iii)  the Assignment and Assumption Agreement executed by CPH; and

  (iv) such other documents as may reasonably be requested by TSI, each in form and substance satisfactory to TSI and its legal counsel and executed by CPH.

6.5  ALLOCATION

The consideration paid by CPH as set forth in Section 6.3 shall be allocated among the Assets in accordance with Section 1060 of the Code and pursuant to an allocation schedule to be agreed upon by the Parties. Within ten (10) days following the date TSI receives notice of CPH's exercise of the Option, TSI shall furnish CPH with a draft allocation schedule. CPH shall have five (5) days after receipt to propose any adjustments to such allocation schedule. If no such adjustments are proposed within such period, TSI's draft allocation schedule will become final. If adjustments are timely proposed, the Parties will work diligently to develop an agreed and final allocation schedule no later than ten (10) Business Days following CPH's proposal of adjustments. TSI and CPH each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein in a manner which gives effect to the final allocation schedule.


                              ARTICLE 7
                        ADDITIONAL COVENANTS

7.1  DISMISSAL OF LAWSUIT

Immediately following the Effective Date, the Parties shall prepare, execute, and file with the Court as part of the record, a final dismissal with prejudice of the Lawsuit in its entirety, including with respect to all other secured creditors named as defendants in connection with the foreclosure claims.

7.2  TSI LEGAL NAME

Immediately following the Closing Date, TSI shall change its legal name to a name which does not include "Trinity Springs" or confusingly similar phrases.

7.3  NONDISPARAGEMENT AND CONFIDENTIALITY

(a) No Party will disrupt, damage, impair, or otherwise interfere with any other Party's business or operations. No Party shall at any time publicly disparage any other Party to this Agreement. For purposes of this Section, the term "publicly disparage" means to discredit the other Party's agents, business, or property through a written or oral communication to any other Person.

(b) Except as specifically provided in this Agreement, and except for disclosures required by applicable laws and regulations, the Parties will (i) keep confidential and not disclose to any other Person the terms of this Agreement, (ii) keep confidential and not disclose to any other Person any information that is provided by one party to the other in connection with the performance of this Agreement that is marked or otherwise identified as "confidential," "proprietary," or with words of similar import, (iii) not disclose or use any such confidential information for any purpose other than performance of this Agreement. Notwithstanding the foregoing, each Party shall be entitled to disclose the terms of this Agreement to (x) its financial, legal, and other advisors and consultants and (y) CPH shall also be entitled to disclose the terms of this Agreement to the Person providing capital to CPH, interested in acquiring the assets or stock of CPH, or considering a merger or consolidation with CPH, in each case on a need-to-know basis; provided that such Party provides advance written notice to the other Parties identifying the proposed recipients and notifies the recipients that the information disclosed is done so without any representation or warranty, and such recipients are obligated to maintain the confidentiality thereof without further disclosure to any other Person.

(c) After the Effective Date and through the Closing Date or Option Expiration Date, as applicable, TSI and AMCON shall keep confidential and not disclose to any other Person any proprietary or confidential information of TSLtd or TSI relating to the Assets or operations of TSLtd or TSI with respect to such Assets. Notwithstanding the foregoing, TSI and AMCON shall be entitled to disclose such confidential information to its financial, legal, and other advisors and consultants in each case on a need-to-know basis and provided that such recipients are obligated to maintain the confidentiality thereof without further disclosure to any other Person.

7.4  PAYMENT OF ALL TAXES RESULTING FROM TRANSFER OF ASSETS

Each party shall be responsible for the payment of any state or local sales, use or similar transfer Taxes that are imposed on such party under applicable law on or as a result of the transfer of the Assets under this Agreement, including but not limited to all Idaho state sales or use Taxes.

7.5  RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, CPH shall retain for a period consistent with CPH's record-retention policies and practices, and as required under applicable law to TSI and CPH, those Records of TSI delivered to CPH. CPH also shall provide TSI and their Representatives reasonable access thereto, during normal business hours and upon prior written notice, for any reasonable business purpose specified by TSI in such notice. After the Closing Date, TSI shall provide CPH and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and upon reasonable prior written notice, for any reasonable business purpose specified by CPH in such notice.

7.6  FURTHER ASSURANCES

Subsequent to the Effective Date (or with respect to access to books and records subsequent to the Closing Date), the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement or to comply with orders or Governmental Bodies, including but not limited to, by way of example, (i) CPH making books and records obtained from TSI and AMCON available for clarifications and defense of claims of liability by third parties with respect to the ownership by TSI of assets and the operations of TSI, (ii) AMCON and TSI making books and records available to CPH with respect to the operations of TSI, as such operations may affect the ability of CPH to re-commence water acquisition, bottling and sales involving the Water Rights, and (iii) making TSI and AMCON personnel and professional advisers available, at out-of-pocket cost to be reimbursed by CPH, to provide information and assistance (A) in the prosecution of CPH's legal actions involving the Perkins Coie law firm, to the extent such legal actions involve matters related directly or indirectly to the matters that are the subject of the settlement and release contained in this Agreement and
(B) the clarification, pursuit and defense of the Water Rights.


                              ARTICLE 8
                         GENERAL PROVISIONS

8.1  EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

8.2  PUBLIC ANNOUNCEMENTS

Except as permitted under Section 7.3(b), any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Parties jointly determine unless required by applicable law or legal process. Except with the prior consent of the other Parties or as permitted by this Agreement or as required by applicable law or legal process, no Party shall disclose to any Person
(i) the fact that any confidential information of TSI has been disclosed to CPH or its Representatives, that CPH or its Representatives have inspected any portion of the confidential information of TSI, that any confidential information of CPH has been disclosed to TSI, or its Representatives or that TSI, or its Representatives have inspected any portion of the confidential information of CPH or (ii) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement).

8.3  NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, address or person as a Party may designate by notice to the other Parties):

TSI:
7405 Irvington Rd.
Omaha, NE  68122
Attention: Andy Plummer
Fax no.: (402) 331-4834

with a mandatory copy to:

Tobi J. Mott
Steven B. Andersen
Holland & Hart LLP
101 S. Capitol Blvd, Suite 1400
Boise, Idaho  83701
Fax no.:  (208) 343-8869

AMCON:
515 N. State Street, Suite 2650
Chicago, IL  60610
Attention: Christopher H. Atayan
Fax no.: (312) 527-3964

with a mandatory copy to:

Tobi J. Mott
Steven B. Andersen
Holland & Hart LLP
101 S. Capitol Blvd, Suite 1400
Boise, Idaho  83701
Fax no.:  (208) 343-8869


CPH:
Crystal Paradise Holdings, Inc.
c/o Thomas Chandler
Hawley Troxell Ennis & Hawley LLP
877 Main Street, Suite 1000
Boise, Idaho 83702
Fax no: (208) 342-3829

with a mandatory copy to:

Russell L. Case
Hawley Troxell Ennis & Hawley LLP
877 Main Street, Suite 1000
Boise, Idaho 83702
Fax no: (208) 342-3829


8.4  JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the Federal District Court for the District of Idaho or Idaho State Court with venue in the Fourth Judicial District, and each of the Parties irrevocably submits to the jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.

8.5  ENFORCEMENT OF AGREEMENT
The Parties acknowledge and agree that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.6  WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7  ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Parties) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

8.8  ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

8.9  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10  CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement.

8.11  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.12  GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Idaho, other than such laws that would direct the application of the laws of another jurisdiction.

8.13  EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE ON FOLLOWING PAGE]


















IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

The individuals signing below represent, warrant, and covenant to each other and the Parties that they are duly authorized to execute and deliver this Agreement on behalf of the entity for which they have signed.

CRYSTAL PARADISE HOLDINGS, INC., an Idaho corporation

By: /s/ Robert Burns
Title: Chairman


TRINITY SPRINGS, INC.,
a Delaware corporation

By: /s/ Andrew C. Plummer
Title: President and Secretary


AMCON DISTRIBUTING CO.,
a Delaware corporation


By: /s/ Andrew C. Plummer
Title: Vice President and CFO



DEFINITION ANNEX

As used herein, the following terms shall have the meanings set forth below:

"3-Year Note"   has the meaning as set forth in Section 2.1(b).

"10-Year Note"   has the meaning as set forth in Section 2.1(b).

"2004: Purchase Agreement"   the Asset Purchase Agreement between the
Parties dated April 24, 2004, as amended.

"Agreement"   this Mutual Release and Settlement Agreement.

"AMCON"   AMCON Distributing Co., a Delaware corporation.

"AMCON Parties"   has the meaning as set forth in Section 2.1(e)(i).

"AMCON Released Claims"   has the meaning as set forth in Section
2.1(e)(ii).

"AMCON's Knowledge" - the actual knowledge of AMCON's chief executive officer and chief financial officer.

"Accounts Receivable"   (a) all trade accounts receivable and other
rights to payment from customers of TSI and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of TSI; (b) all other accounts or notes receivable of TSI and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

"Assets"   has the meaning set forth in Section 1.1.

"Assumed Liabilities"   has the meaning as set forth in Section
1.3(b).

"Breach"   any breach of, or any inaccuracy in, any material
representation or warranty or any breach of, or failure to perform or comply with any material covenant or material obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"Bulk Sales Laws"   the bulk-transfer provisions of the Uniform
Commercial Code (or any similar law).

"Business Day"   any day other than (a) Saturday or Sunday or (b) any
other day on which banks in Idaho are permitted or required to be closed.

"CPH"   Crystal Paradise Holdings, Inc., an Idaho corporation.

"CPH Parties"   has the meaning as set forth in Section 2.1(e)(i).

"CPH Released Claims"   has the meaning as set forth in Section
2.1(e)(i).

"Closing"   the closing of the purchase and sale of the Assets
pursuant to this Agreement.

"Closing Date"   the date on which the Closing actually takes place.

"Code"   the Internal Revenue Code of 1986, as amended.

"Consent"   any approval, consent, ratification, waiver or other
authorization.

"Contemplated Transactions"   all of the transactions specifically set
forth in this Agreement.

"Contract"   any agreement, contract, any lease or rental agreement,
license, right to use, installment and conditional sale agreement, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

"Copyrights"   all registered and unregistered copyrights in both
published works and unpublished works.

"Court"   has the meaning as set forth in Recital A.

"Damages"   any loss, liability, claim, damage, expense (including
reasonable attorneys' fees and expenses) whether or not involving a third-party claim.

"Effective Date"   has the meaning as set forth in the Introductory
Paragraph to this Agreement.

"Encumbrance"   any charge, claim, community or other marital property
interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Excluded Assets"   has the meaning as set forth in Section 1.2.

"Guaranty"   the Guaranty and Suretyship Agreement between AMCON and
CPH dated June 17, 2004, as amended.

"Governmental Authorization"   any Consent, license, registration or
permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal
Requirement.

"Governmental Body"   any:
   (a) nation, state, county, city, town, borough, village, district or other jurisdiction;
   (b)  federal, state, local, municipal, foreign or other government;
   (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
   (d)  multinational organization or body;
   (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
   (f)  official of any of the foregoing.

"Improvements"   all buildings, structures, fixtures and improvements
located on the Land or included in the Assets, including those under construction.

"Initial Option Period"   has the meaning as set forth in Section
1.4(a).

"Intellectual Property Assets"   all intellectual property owned or
licensed (as licensor or licensee) by TSI in which TSI has a proprietary interest, including the Marks, Copyrights, Net Names, and all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints.

"IRS"   the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"   an individual will be deemed to have Knowledge of a
particular fact or other matter if that individual is actually aware of that fact or matter or a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as an officer of that Person has, or at any time had, Knowledge of that fact or other matter.

"Land" all parcels and tracts of land in which TSI has an ownership interest.

"Lawsuit"   has the meaning as set forth in Recital A.

"Legal Requirement"   any federal, state, local, municipal, foreign,
international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"Liability"   with respect to any Person, any liability or obligation
of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Marks"   TSI's name, all assumed fictional business names, trade
names, registered and unregistered trademarks, service marks and applications.

"Mortgage"   the Mortgage granted by TSI to CPH dated June 17, 2004.

"Net Names"   all rights in internet web sites and internet domain
names presently used by TSI.

"Net Operating Losses"   any losses associated with TSI's Business for
accounting and Tax purposes.

"Note"   has the meaning as set forth in Section 2.1(c).

"Option"   has the meaning as set forth in Section 1.1.

"Option Expiration Date"   has the meaning as set forth in Section
1.4(b).


"Order"   any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Party" or "Parties"   has the meaning as set forth in the
introductory paragraph of the Agreement.

"Permitted Encumbrances"   all (i) liens for taxes, assessments or
other governmental charges not yet due and payable; (ii) restrictions, conditions, reservations, limitations, easements and other matters of record, current zoning and any condition the physical inspection of the Real Property and an accurate and complete survey of the Real Property would disclose, (iii) matters identified as Permitted Encumbrances on the Schedules to this Agreement, and (v) any Encumbrances in favor of CPH.

"Person"   an individual, partnership, corporation, business trust,
limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

"Proceeding"   any action, arbitration, audit, hearing, investigation,
litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Raw Materials Inventories"   the raw materials used previously used
in TSI's business, such as boxes, labels, bottles, and other similar materials.

"Real Property"   the Land and Improvements and all appurtenances
thereto.

"Record"   information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Representative"   with respect to a particular Person, any director,
officer, manager, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Retained Liabilities"   has the meaning as set forth in Section
1.3(a).

"Security Agreement"   the Security Agreement between TSI and CPH
dated June 17, 2004.

"Security Instruments"   has the meaning as set forth in Section
2.1(e).

"Shares"   has the meaning as set forth in Section 2.1(f).

"Stock Power"   has the meaning as set forth in Section 2.1(f).

"Subsidiary"   with respect to any Person (the "Owner"), any
corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"TSI"   Trinity Springs, Inc., a Delaware corporation.

"TSI's Knowledge"   the actual knowledge of TSI's directors, officers,
and employees.

"TSI's Water Rights"   all Water Rights or interests therein owned by
or belonging to TSI, including but not limited to (a) those Water Rights represented by water right numbers 63-8206, 63-8207, 63-11051, 63-11053, 63-27144 and 63-11439, (b) any and all interests TSI holds in Water Rights associated with Paradise Lodge and/or Paradise Subdivision, including those held in the name of Paradise Homeowners' Association (including but not limited to 63-4221, 63-10559, 63-32016, and 63-10560), and (c) the Industrial Water Service Contract (Contract No. 2-07-10-W0943) dated August 24, 1992, and any amendments or assignment thereto, with the United States.

"Tangible Personal Property"   all machinery, equipment, tools,
furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Raw Materials Inventories) of every kind owned or leased by TSI (wherever located and whether or not carried on TSI's books), together with any express or implied warranty by the manufacturers or TSI's or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax"   any income, gross receipts, license, payroll, employment,
excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return"   any return (including any information return), report,
statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Water Right"   any and all rights to the use or control of water.
The term shall be construed broadly to include, without limitation, rights to natural flow water, ground water, spring water, waste water, seepage, return flow, water of indeterminate origin, stored water, water recovered from an aquifer storage and recovery project, the right to store water, the right to store water in an aquifer storage and recovery project, the right to recharge water into an aquifer. It includes permits and licenses issued by the Idaho Department of Water Resources. It includes all water rights or similar entitlements reflected in any court decree (including any partial decree of the Snake River Basin Adjudication) confirming the right or entitlement. It also includes claims or entitlements (whether or not filed with a court or the Department) based on having placed water to beneficial use. It includes storage entitlements, whether by contract or otherwise. It includes entitlements to the use of water based on contract with the owner or acquirer of a water right (including rental, lease, sale, purchase, exchange, subordination, or mitigation agreement). It includes all ditch or canal company shares or other entitlements to receive water from any ditch or canal company, irrigation district or any other water delivery entity. It includes all ditch rights, easements or rights-of-way associated with any irrigation or other water delivery ditch, canal, lateral or pipeline.

EXHIBITS

Exhibit A  Note

Exhibit B  Amended and Restated Guaranty

Exhibit C  Stock Power

Exhibit D  Bill of Sale

Exhibit E  Assignment and Assumption Agreement

Exhibit F  Assignment of Marks and Copyrights